Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

December 14, 2011

HSBC USA Inc. 452 Fifth Avenue New York, New York 10018

Ladies and Gentlemen:

HSBC USA Inc., a Maryland corporation (the “Company”), has registered under the Securities Act of 1933 (the “Securities Act”) an unspecified principal amount of the Company’s senior, unsecured debt securities titled “Notes, Series 1” (the “Notes”).  The Company filed with the Securities and Exchange Commission (the “Commission”), on April 2, 2009, a registration statement on Form S-3ASR (File No. 333-158385) (the “Registration Statement”) relating to the proposed offer and sale of the Notes from time to time.

As United States tax counsel to the Company in connection with the issuance and sale of the Notes pursuant to the Prospectus which forms a part of the Registration Statement, we hereby confirm to you that the discussion set forth under the heading “Certain U.S. Federal Income Tax Considerations Relating To Debt Securities” therein is our opinion, subject to the qualifications and limitations set forth therein.  In addition, we hereby consent to any reference to us, in our capacity as United States tax counsel to the Company in connection with certain issuances of the Notes, or any opinion of Sidley Austin llp delivered in such capacity in any prospectus, prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin llp